Exhibit 16.1

Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

April 16, 2026

U.S. Securities and Exchange Commission

450 Fifth Street N.W.

Washington, DC 20549

RE: GLOBAL TECH INDUSTRIES GROUP, INC. File No.: 000-27781

We have read the statements under item 4.01 of the Form 8-K to be filed with the Securities and Exchange Commission. We agree with the statements pertaining to us.

Barton CPA PLLC

Cypress, Texas